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                                                            EXHIBIT 4.6




                                  DYNAGEN, INC.


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                     AND RIGHTS OF SERIES F PREFERRED STOCK


     The undersigned officer of DYNAGEN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to authority conferred by the Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of DynaGen, Inc., in a meeting held on February 24, 1998, adopted a resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of certain shares of Series F Preferred Stock, $.01 par value, of the Corporation, which resolution is as follows:

RESOLVED: That, pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, a series of 5,000 shares of the class of authorized Preferred Stock, par value $.01 per share, of the Corporation is hereby created as the Series F Preferred Stock, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth on EXHIBIT A attached hereto.

     EXECUTED as of this 24th day of February, 1998.


                                  DYNAGEN, INC.


                                  By: /s/ Dhananjay G. Wadekar
                                      ----------------------------------
                                      Dhananjay G. Wadekar,
                                      Executive Vice President and
                                      Chairman of the Board


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                                    EXHIBIT A


A. DESCRIPTION AND DESIGNATION OF SERIES F PREFERRED STOCK

     1. DESIGNATION. A total of 5,000 shares of the Corporation's previously undesignated Preferred Stock, $.01 par value, shall be designated as the "Series F Preferred Stock." The original issue price per share of the Series F Preferred Stock shall be $100.00 (the "ORIGINAL ISSUE PRICE").

     2. NON-TRANSFERABILITY. Series F Preferred Stock shall be non-transferable because there does not exist an established trading market for said stock and the Series F Preferred Stock may only be converted by the original holder of the stock certificates evidencing ownership of such shares.

     3. PARTICIPATING DIVIDENDS. In the event that the Board of Directors shall declare a cash dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), the holders of the Series F Preferred Stock shall be entitled to the amount of dividends on the Series F Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series F Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Such determination of "whole shares" shall be based upon the aggregate number of shares of Series F Preferred Stock held by each holder, and not upon each share of Series F Preferred Stock so held by the holder.

     4. LIQUIDATION, DISSOLUTION OR WINDING UP.

     (a) TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series F Preferred Stock (if any), and subject to the liquidation rights and preferences of any class or series of preferred stock issued in the future and designated by the Board of Directors to be senior to, or on a parity with the Series F Preferred with respect to liquidation preferences, the holders of each share of Series F Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an aggregate amount equal to $500,000, minus the aggregate amount of all actual cash proceeds received from the sale of the Converted Shares of Common Stock as that term is defined in Section 6(c)(i) (the "LIQUIDATION VALUE"). The Liquidation Value shall be distributed pro rata to the holders of the Series F Preferred Stock in proportion to the number of shares held by each such holder of Series F Preferred Stock. The Series F Preferred Stock will rank junior to all






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classes of preferred stock currently outstanding but senior to the Common Stock
(with the exception of the Series E Preferred Stock, in which case the Series F Preferred Stock shall rank on a parity with the Series E Preferred Stock).

     If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series F Preferred Stock the full Liquidation Value to which they otherwise would be entitled, the holders of Series F Preferred Stock shall share ratably in any distribution of available assets PRO RATA in proportion to the respective Liquidation Value amount which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series F Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value amount payable upon all shares of Series F Preferred Stock then outstanding.

     After such payment shall have been made in full to the holders of the Series F Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series F Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any other class or series of capital stock designated to be junior to the Series F Preferred Stock (if any) in right of payment upon any liquidation, dissolution or winding up of the Corporation.

     The amounts set forth above shall be subject to equitable adjustment by the Board of Directors whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series F Preferred Stock.

     (b) DISTRIBUTIONS OTHER THAN CASH. Whenever the distributions provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made PRO RATA to the holders of Series F Preferred Stock.

     (c) DESIGNATION OF SENIOR PREFERRED STOCK. Without the consent of the holders of a majority of the outstanding shares of Series F Preferred Stock, and during the period of time in which the Series F Preferred Stock is outstanding, the Corporation shall not create or designate a series of preferred stock senior to the Series F Preferred Stock if the sole purpose of such new series of preferred stock is the acquisition of the capital stock or assets of another corporation in any business combination where the Corporation is the acquiror. The Corporation may create or designate a new series of preferred stock senior to or on a parity with the Series F Preferred Stock if the purpose of such new series of preferred stock is a financing for the Corporation's working capital obligations or general corporate purposes (on a consolidated basis).





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  5. VOTING POWER.

     (A) GENERAL. Except as otherwise expressly provided in this Section 5 or as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series F Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series F Preferred Stock could be converted, pursuant to the provisions of Section 6 hereof (but determined as if all shares of the Series F Preferred Stock could otherwise convert all of such Series F Preferred Stock into Common Stock, notwithstanding the conversion limitations of Section 6(a) hereof) at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly required by law, the holders of shares of Series F Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

     Such determination of "whole shares" shall be based upon the aggregate number of shares of Series F Preferred Stock held by each holder, and not upon each share of Series F Preferred Stock so held by the holder.

     6. CONVERSION RIGHTS. The holders of the Series F Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

     (a) OPTIONAL CONVERSION. No shares of Series F Preferred Stock held by any holder shall be convertible by such holder prior to June 30, 1998. Beginning on June 30, 1998, a maximum aggregate amount of 200 shares of Series F Preferred Stock (calculated for all holders of Series F Preferred Stock) may be convertible in any five (5) trading day period. Each holder of Series F Preferred Stock shall have the right, at such holder's option, to convert the shares of Series F Preferred Stock held by such holder (subject to the maximum aggregate amount of 200 shares of Series F Preferred Stock convertible into Common Stock during each five (5) day trading period) into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series F Preferred Stock to be converted by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the applicable Conversion Price (as defined below).

     (b) "CONVERSION PRICE" shall equal the average of the closing bid price of the Common Stock of the Corporation as reported in the National Association of Securities Dealers Automated Quotation ("NASDAQ") system for the SmallCap Market for the three (3) trading days immediately prior to the day of the conversion.

     (c) AUTOMATIC CANCELLATION OF PREFERRED STOCK.

          (i) AUTOMATIC CANCELLATION. Subject to the limitations set forth in
Section 6(a) above, if a Series F Preferred Stock holder converts Series F Preferred Stock into Common Stock (the "CONVERTED SHARES OF COMMON STOCK") pursuant to this Section 6 and thereafter sells the








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Converted Shares of Common Stock within five (5) trading days of the Conversion
Date as defined in Section 6(f), the dollar amount of the net proceeds from this sale (after brokers' commissions and expenses but before payment of any tax liabilities resulting from the sale) will be added to the account of the selling holder(s) of Series F Preferred Stock that for purposes of this section shall be called the following: (1) the "GDLP TOTAL VALUE ACCOUNT" (reflecting the conversion of up to 1,500 shares of Series F Preferred Stock issued to Generic Distributors Limited Partnership ("GDLP") in connection with a certain Asset Purchase Agreement by and among DynaGen, Generic Distributors Incorporated, GDLP, United Pharmacists Inc., and Mr. Donald Couvillon ("COUVILLON"), dated as of December 15, 1997, as amended (the "ASSET PURCHASE AGREEMENT"); (2) the "GDLP DEFICIENCY IN NET PROCEEDS TOTAL VALUE ACCOUNT" (reflecting the issuance of any Additional Series F Shares (as that term is defined in Amendment No. 1 to the Asset Purchase Agreement) to GDLP in connection with any Deficiency in Net Proceeds, (as that term is defined in such Amendment No. 1); (3) the "COUVILLON TOTAL VALUE ACCOUNT" (reflecting the conversion of up to 700 shares of Series F Preferred Stock issued to Couvillon pursuant to the Asset Purchase Agreement); and (4) the "JOHNSON TOTAL VALUE ACCOUNT" (reflecting the conversion of up to 700 shares of Series F Preferred Stock issued to Mr. Sidney Johnson ("JOHNSON") pursuant to the Asset Purchase Agreement). The GDLP Total Value Account, the GDLP Deficiency in Net Proceeds Total Value Account, the Couvillon Total Value Account and the Johnson Total Value Account shall be collectively known as the "STOCKHOLDERS' TOTAL VALUE ACCOUNTS".

     If a holder of Series F Preferred Stock converts Series F Preferred Stock into Common Stock pursuant to Section 6(a) and thereafter does not sell the Converted Shares of Common Stock within five (5) trading days of the Conversion Date, then a dollar amount, equal to the Conversion Price for such Converted Shares of Common Stock multiplied by the number of such Converted Shares of Common Stock held in excess of such five (5) trading days, will be added to the applicable Stockholder's Total Value Account (that is, the GDLP Total Value Account, the GDLP Deficiency in Net Proceeds Total Value Account, the Couvillon Total Value Account or the Johnson Total Value Account, as the case may be). Once the aggregate dollar amount of the GDLP Total Value Account equals or exceeds $100,000, any and all remaining unconverted shares of Series F Preferred Stock held by GDLP (with the exception of any Additional Series F Shares issued pursuant to Section 1.05(e) of the Asset Purchase Agreement) will be automatically canceled by the Corporation without consideration. Once the aggregate dollar amount of the GDLP Deficiency in Net Proceeds Total Value Account equals or exceeds the Deficiency in Net Proceeds, any and all remaining unconverted Additional Series F Shares held by GDLP will be automatically canceled by the Corporation without consideration. Once the aggregate dollar amount of the Couvillon Total Value Account exceeds $50,000, any and all remaining, unconverted shares of Series F Preferred Stock held by Couvillon will be automatically canceled by the Corporation without consideration. Once the aggregate dollar amount of the Johnson Total Value Account exceeds $50,000, any and all remaining, unconverted shares of Series F Preferred Stock held by Johnson will be automatically canceled by the Corporation without consideration.

          (ii) EXAMPLE. By way of example and illustration of the foregoing conversion mechanics, if a holder of Series F Preferred Stock converts 100 shares of Series F Preferred








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Stock on the first day eligible for conversion under Section 6(a) above, at a
Conversion Price of $1.00 (thereby receiving 10,000 shares of Common Stock) and resells all of those shares within the next five (5) trading days at a sale price of $0.75 per share, then $7,500 (a sale price of $0.75 multiplied by 10,000 shares sold), less any costs of the transaction (that is, broker's commissions and expenses but not payment of any tax liability resulting from the sale) will be added to the Stockholders' Total Value Account. If, after waiting five (5) trading days, the holder of Series F Preferred Stock converts another 100 shares of Series F Preferred Stock, at a Conversion Price of $2.00 (thereby receiving 5,000 shares of Common Stock) but resells only 2,500 of the 5,000 shares within the next five (5) trading days at a sale price of $1.50 per share, then $3,750 (a sale price of $1.50 multiplied by 2,500 shares of Common Stock sold) less any costs of the transaction will be added to the Stockholder's Total Value Account. Additionally, $5,000 will be added to the Stockholders' Total Value Account, reflecting the 2,500 unsold shares of Common Stock valued at the $2.00 Conversion Price. This value applies because the 2,500 shares of Common Stock were held, and not sold, for more than five (5) trading days. Once the aggregate amount of the Stockholders' Total Value Accounts reaches or exceeds amounts mentioned in Section 6(c)(i) above, all the remaining shares of unconverted Series F Preferred Stock, held by that holder will be automatically canceled in accordance with 6(c)(i) above, by the Corporation without any further action by the holder(s) of Series F Preferred Stock.

          (iii) SURRENDER OF CERTIFICATES UPON AUTOMATIC CANCELLATION. Upon the occurrence of the cancellation events specified in the preceding paragraph (i), the holders of the Series F Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock.

     (d) CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Series F Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of Series F Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series F Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

     (e) CAPITAL REORGANIZATION, MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Corporation or the acquisition by the Corporation of other businesses where the Corporation survives as a going concern), or the sale of all or substantially all of the Corporation's capital









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stock or assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of the Series F Preferred Stock shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock the total number of shares of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted all of their shares of Series F Preferred Stock into Common Stock at the Conversion Price (notwithstanding the limitations on conversion set forth in Section 6(a) above).

     (f) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege in accordance with the time limitations of Section 6(a), a holder of Series F Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series F Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate(s) representing the shares of Series F Preferred Stock being converted, shall be the "CONVERSION DATE." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series F Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series F Preferred Stock in accordance with the provisions of this Section 6, and cash, as provided in Section 6(g), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series F Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

     (g) CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series F Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series F Preferred Stock, the Corporation shall pay to the holder of the shares of Series F Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series F Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series F Preferred Stock being converted.

     (h) PARTIAL CONVERSION. In the event some but not all of the shares of Series F Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the







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Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series F Preferred Stock which were not converted.

     (i) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series F Preferred Stock (including any shares of Series F Preferred Stock represented by any warrants, options, subscription or purchase rights for the Series F Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock (including any shares of Series F Preferred Stock represented by any warrants, options, subscriptions or purchase rights for the Series F Preferred Stock), the Corporation shall use all reasonable efforts and take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (j) NO REISSUANCE OF PREFERRED STOCK. Until the cancellation of all issued and outstanding shares of Series F Preferred Stock as set forth in Section 6(c) above, no share or shares of Series F Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series F Preferred Stock which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series F Preferred Stock. Any shares of Series F Preferred Stock so canceled or retired may be added to the Corporation's reserve of authorized but undesignated Preferred Stock.

  7. NOTICES OF RECORD DATE. In the event of any:

     (a) taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

     (b) capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or

     (c) voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series F Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend,











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distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or by express overnight courier service, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.